                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /   Preliminary Proxy Statement                    / /   Confidential, for Use of the Commission
                                                           Only (as Permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          TESORO PETROLEUM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                          TESORO PETROLEUM CORPORATION

                                 March 4, 1996

REVOCATION OF CONSENT STATEMENT
  BY BOARD OF DIRECTORS OF
  TESORO PETROLEUM CORPORATION
  IN OPPOSITION TO CONSENT SOLICITATION
  BY CERTAIN STOCKHOLDERS

Dear Fellow Stockholders:

     This Revocation of Consent Statement is furnished by the Board of Directors (the "Board") of Tesoro Petroleum Corporation, a Delaware corporation ("Tesoro" or the "Company"), to the holders of outstanding shares of the Company's Common Stock, par value $.16 2/3 per share (the "Common Stock"), in connection with the Board's opposition to the solicitation (the "Flannery Solicitation") of written stockholders' consents by a so-called committee of Kevin S. Flannery, Alan Kaufman, James H. Stone, Robert S. Washburn and George F. Baker, who call themselves The Stockholders' Committee for New Management of Tesoro Petroleum Corporation and are referred to herein as the "Committee" or the "Flannery Group," to (i) remove, without cause, all of the current members of the Board,
(ii) elect to the Board a slate of five nominees designated by the Committee and
(iii) amend the Company's By-laws to reduce the number of directors to five, to permit vacancies in a director position to be filled by written consent and to require certain vacancies in director positions to be filled only by stockholder action and repeal all changes to the Company's By-laws adopted on or after November 14, 1995. This Statement and the enclosed GREEN Revocation of Consent Card are first being mailed to stockholders on or about March 4, 1996.

     THE BOARD UNANIMOUSLY OPPOSES THE FLANNERY SOLICITATION. THE BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY HIS COMMITTEE.

     IF YOU PREVIOUSLY SIGNED AND RETURNED THE WHITE CONSENT CARD YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. WHETHER OR NOT YOU HAVE SIGNED THE WHITE CONSENT CARD, THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED GREEN REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. ALTHOUGH SUBMITTING A CONSENT REVOCATION WILL NOT HAVE ANY LEGAL EFFECT IF YOU HAVE NOT SUBMITTED A WHITE CONSENT CARD, IT WILL HELP US KEEP TRACK OF THE PROGRESS OF THE STOCKHOLDER VOTE. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO EXECUTE A GREEN REVOCATION OF CONSENT CARD ON YOUR BEHALF, VOTING AS RECOMMENDED BY TESORO PETROLEUM CORPORATION'S BOARD OF DIRECTORS. YOU SHOULD ALSO SIGN, DATE AND MAIL YOUR GREEN REVOCATION OF CONSENT CARD WHEN YOU RECEIVE IT IN THE MAIL. PLEASE DO SO AT ONCE.

     If you have any questions about giving your revocation of consent or require assistance, please call:

                            Georgeson & Company, Inc.
                            88 Pine Street
                            New York, New York 10005
                            1-800-223-2064

                             REASONS TO REJECT THE
                             FLANNERY SOLICITATION

     In furtherance of their goal of taking control of the Board of Directors of the Company, the Flannery Group is seeking written consents of the Company's stockholders to remove the current duly elected Board of Directors and to replace them with five persons hand-picked by the dissidents. In response to the Flannery Solicitation, the Board of Directors is asking stockholders not to provide their consent and is soliciting from the Company's stockholders revocations of any consents that may have been given.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY BELIEVES THAT THE FLANNERY GROUP PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND URGES STOCKHOLDERS TO REJECT THE PROPOSALS. YOUR BOARD OF DIRECTORS THEREFORE REQUESTS THAT YOU SIGN, DATE AND RETURN THE ENCLOSED GREEN REVOCATION OF CONSENT CARD, WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE WHITE CONSENT CARD.

                               REASONS TO SUPPORT
                             THE BOARD OF DIRECTORS

     The Board of Directors strongly believes that the arguments set forth by the Flannery Group are seriously flawed and misleading, that the Flannery Group's proposed agenda for the Company is totally unrealistic and that it is based on a lack of understanding of Tesoro's business and our industry. Worse, Mr. Flannery appears to be motivated by self-interest at the expense of the Tesoro stockholders.

     Furthermore, the Flannery Group's attempts to take over Tesoro would, the Board believes, deprive the stockholders of the opportunity to benefit from the progress now underway at Tesoro. This progress has been accomplished by an experienced management team that has implemented a sound and realistic strategy that has already achieved significantly improved results over the past three years. Entering into 1996, Tesoro has a healthy financial structure, has reduced costs, and has enhanced operations in each of its business segments.

     The fruits of the Company's strategy are becoming more and more apparent and hold, the Board believes, the potential to significantly improve future performance. Now is not the time to interrupt this strategy and the work of current management.


     The Company has been advised by Oakville, N.V. ("Oakville"), an affiliate of Kuo Investment Limited, Tesoro's second largest stockholder with beneficial ownership of approximately 6 percent of the outstanding company stock, that it is supporting management in opposing the consent solicitation of the Flannery Group, and that it would not support Mr. Flannery or his candidates at the next annual meeting of stockholders. Steven H. Grapstein, Vice Chairman of Tesoro's Board of Directors, is an officer of Oakville. In a letter dated February 21, 1996, Mr. Grapstein, on behalf of Oakville, noted that "in the past two elections, Oakville N.V. has voted for some of Mr. Flannery's nominees in an effort to bring change to Tesoro's Board of Directors. However, we believe that the proposed governance policies, director succession plans, management changes and current strategy are moving Tesoro on a path which is in the best interest of all shareholders."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     LOOK AT THE RECORD:

     - FOR 1995, TESORO REPORTED NET EARNINGS OF $54.6 MILLION, WHICH REPRESENTS THE COMPANY'S BEST PERFORMANCE IN OVER TEN YEARS AND, EXCLUDING THE GAIN ON THE SALE OF CERTAIN INTERESTS IN THE BOB WEST FIELD IN 1995, ITS BEST PERFORMANCE IN THE LAST FIVE YEARS;

     - EFFORTS TO REORGANIZE THE COMPANY, RESTRUCTURE ITS FINANCES AND REDUCE DEBT AND COSTS HAVE BEEN SUCCESSFUL AND WILL CONTINUE;

     - SINCE 1992, WHEN THE BOARD INSTALLED NEW MANAGEMENT, TESORO'S STOCK PRICE HAS NEARLY TRIPLED; OPERATING PROFITS HAVE SOARED FROM $10 MILLION IN 1992 TO IN EXCESS OF $100 MILLION IN 1995; LONG-TERM DEBT-TO-CAPITALIZATION HAS IMPROVED TO APPROXIMATELY 42 PERCENT AT THE END OF 1995, DOWN FROM 83 PERCENT IN 1992; AND TOTAL DEBT (INCLUDING REDEEMABLE PREFERRED STOCK) HAS BEEN CUT FROM $273 MILLION IN 1992 TO AN ESTIMATED $164 MILLION AT 1995 YEAR END;

     - THE EXPLORATION AND PRODUCTION OPERATIONS ACHIEVED OUTSTANDING OPERATING PROFITS DURING THE LAST THREE YEARS AND CONTINUE TO DEVELOP EXISTING PROPERTIES AND EXPLORE FOR RESERVES WITH EXCELLENT SUCCESS RATES AT LOW COST;

     - THE REFINING AND MARKETING OPERATIONS HAVE BEEN IMPROVED BY PRODUCING HIGHER-MARGIN PRODUCTS AND EXPANDING MARKETING EFFORTS, DESPITE CONTINUED DIFFICULT INDUSTRY CONDITIONS; AND

     - THE OIL FIELD SUPPLY AND DISTRIBUTION OPERATIONS HAVE BEEN
       RESTRUCTURED BY STREAMLINING CORE OPERATIONS AND BY SELLING
       UNPROFITABLE LAND-BASED OPERATIONS. IN ADDITION, THE COMPANY HAS
       RECENTLY ACQUIRED COASTWIDE ENERGY SERVICES, INC. MANAGEMENT
       BELIEVES THAT THE COMBINING OF COASTWIDE WITH THE COMPANY'S EXISTING
       OIL FIELD SUPPLY AND DISTRIBUTION OPERATIONS WILL GENERATE
       SIGNIFICANTLY IMPROVED RESULTS FROM THESE OPERATIONS IN THE FUTURE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     AS OPPOSED TO THESE REAL SUCCESSES BY
            THE COMPANY'S MANAGEMENT AND ITS TANGIBLE FUTURE PLANS,
                  WHAT DOES THE FLANNERY GROUP HAVE TO OFFER?

     THE FLANNERY GROUP HAS NO SPECIFIC STRATEGIES FOR MAXIMIZING STOCKHOLDER VALUE. The Flannery Group has admitted that it needs time (after reimbursement out of Tesoro's corporate treasury for its estimated expenses of $900,000 in waging its consent solicitation) to conduct "a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies and personnel" in order to develop "strategies to enhance stockholder value."

     Mr. Flannery has circulated a proposed business agenda for Tesoro in connection with a previous unsuccessful take-over attempt, and he repeats many of these proposed actions in his solicitation material. These proposals, which would essentially entail a breakup of the Company, reveal an utter lack of understanding of Tesoro's businesses. In his plan, Flannery calls above all for the sale of the Company's Alaska refinery. The Flannery Group stated in its solicitation material that it believes that "there is an opportunity to increase value for stockholders by divesting the Refining Business and focusing on the core business of exploiting the Company's valuable interest in the Bob West and Bolivian fields." Management believes that Flannery and the Flannery Group don't understand the current industry conditions and have no reasonable basis to believe that these proposals will enhance shareholder value. The facts are:

     - Until prompted to do so in response to the Company's counterlawsuit, Flannery had failed to disclose and apparently did not understand that numerous refineries are on the market and there appear to be few interested purchasers;

     - Flannery fails to disclose that many refineries that had been offered for sale have since been shut down;

     - Flannery would seek to sell the refinery at a low point in the industry cycle, which management believes would result in a fire-sale price at best.

     THEREFORE, A SALE AT CURRENT MARKET PRICES WOULD IN OUR VIEW ADVERSELY AFFECT SHAREHOLDER VALUE BY WIPING OUT ANY VALUE GAINED BY THE COMPANY'S STRATEGIC IMPROVEMENTS IN ITS REFINERY OPERATIONS, DEPRIVING SHAREHOLDERS OF THE OPPORTUNITY TO PARTICIPATE IN THE CYCLICAL TURNAROUND EXPECTED BY ANALYSTS AND INDUSTRY EXPERTS.

     TESORO HAS CONSIDERED A POSSIBLE SALE OF THE REFINING AND MARKETING OPERATIONS, BUT MANAGEMENT BELIEVES THAT SUCH A SALE IS NOT ACHIEVABLE IN TODAY'S MARKET ON A REASONABLE COMMERCIAL BASIS. It is no secret that Tesoro's management has been and is engaged in an ongoing effort to evaluate various options in order to enhance the return from these assets, including a possible joint venture, strategic alliance or business combination. Since 1993, Tesoro has held discussions with at least six companies regarding the evaluation of such possible transactions; however, none of those discussions has yet resulted in a transaction. Management will continue to evaluate ways to maximize the value of these assets for our shareholders. Notwithstanding these efforts, Tesoro's strategy has been to invest in high return, quick payback projects that enhance the flexibility of the refinery to produce higher-margin products and to expand efforts to market the refinery's output.

     DESPITE SOME OF THE WORST INDUSTRY CONDITIONS IN THE PAST DECADE, TESORO SUCCESSFULLY CUT FIRST-HALF 1995 LOSSES OF ITS REFINING AND MARKETING OPERATIONS DURING THE LAST HALF OF THE YEAR AND REPORTED AN OPERATING PROFIT FOR THESE OPERATIONS FOR 1995. The Flannery Group misleadingly criticizes the improvements that have been made at the refinery. Flannery states, "During 1994, the Company made $32 million of capital expenditures for the refining business . . . and that all that money would be better spent if used to reduce the Company's high-cost debt or in developing the Company's E&P Business." HE IS WRONG! The improvements that have been made, especially the expenditure of $25 million for a vacuum unit, have had a positive impact that has resulted in a contribution of approximately $14 million in 1995 alone, and the investment in the vacuum unit should pay for itself within the next six months. No reduction of debt would have resulted in such a return on investment. We expect that our recent initiatives, along with expected improvements in industry conditions, will generate solid operating profits for these operations in the future.

     FLANNERY HAS CLEARLY SHOWN A LACK OF UNDERSTANDING OF TESORO'S NATURAL GAS EXPLORATION BUSINESS BY CONTINUALLY QUESTIONING THE WAY IN WHICH THE COMPANY REPORTS ITS GAS RESERVES. HIS PUBLIC STATEMENTS THAT TESORO HAS INTENTIONALLY UNDERSTATED ITS RESERVES ARE SIMPLY UNTRUE. Tesoro has stated its reserves in accordance with standard industry practice, based upon the evaluation of knowledgeable and respected independent engineers. Nevertheless, Flannery would have you believe that the Company has been deceiving you. On the contrary, Flannery has been misleading you by using his distorted claims to seek your vote and install himself in control of the Company. IN FACT, FLANNERY ADMITTED UNDER OATH IN A DEPOSITION GIVEN IN CONNECTION WITH HIS PREVIOUSLY FAILED ATTEMPT TO REPLACE THE BOARD, "I DON'T KNOW ANYTHING ABOUT THE E&P [EXPLORATION AND PRODUCTION] BUSINESS."

     FLANNERY'S EXPERIENCE IS IN EQUITY TRADING, NOT CORPORATE FINANCE, WHICH IS EVIDENCED BY HIS STATEMENT THAT HIS GROUP WOULD "REDUCE OR REFINANCE HIGH-COST DEBT." Tesoro's management has taken important steps to reduce debt by over $100 million since 1992, including the recent redemption of $34.6 million of its 12-3/4% subordinated debentures. Apparently, Flannery fails to realize that further refinancing, prior to an improvement in the Company's credit ratings, would not be prudent as any interest savings that might be realized in the short term would be more than offset by the cost of the refinancing. Management believes that its strategies and initiatives will result in an improvement in the Company's credit ratings, which should permit the refinancing of its debt on a more attractive basis and would result in significantly greater interest savings and fewer restrictions. Management regularly meets with investment bankers to assess opportunities to refinance debt. In addition, management has been holding discussions since the fall of 1995 on refinancing the Company's debt with the state of Alaska.

     MOREOVER, THE FLANNERY GROUP'S CONTENTION THAT PROCEEDS FROM THE SALE OF THE REFINERY COULD BE USED TO PAY DOWN HIGH-COST DEBT LACKS ANY CREDIBILITY. Until prompted to do so in response to the Company's counterlawsuit, they failed to disclose that it is unlikely that a sale of the refinery in today's market would cover the approximately $90 million of refinery debt, together with the environmental costs associated with the refinery, let alone leave excess funds to repay other debt.

     FLANNERY HAS ALSO REVEALED HIS LACK OF UNDERSTANDING OF TESORO'S BUSINESS BY HIS INCONSISTENT STATEMENTS. He has alternatively condemned and praised the same business decisions by Tesoro as it has suited his needs to gain publicity for himself. For example, at Tesoro's 1995 annual meeting, Flannery criticized the Company's decision to consider selling certain portions of its Bob West Field properties. Yet once a sale was actually announced, Bob Thomas, chief financial officer of Whelan Management Corp., a member of the Flannery Group, was quoted in the press as saying that this sale vindicates their position because Tesoro is finally doing some of the things they have been urging for the last year and a half.

                        IS FLANNERY REALLY MOTIVATED BY
                     A DESIRE TO ENHANCE SHAREHOLDER VALUE?

     AS HE WAS FORCED TO REVEAL IN A DEPOSITION UNDER OATH, FLANNERY, IN PREVIOUS ATTEMPTS TO SELL THE COMPANY, EXPECTED TO RECEIVE A MULTI-MILLION DOLLAR COMMISSION. Flannery would have you believe that "opportunity comes from the possibility of . . . disposing of the refining business and other assets . .
 . or perhaps by selling the entire Company to another industry participant . . ." Opportunity for whom? Flannery has now disclosed this clear conflict of interest, but he did not do so until sued by the Company for failure to make such disclosure.

     IN PREVIOUS AND UNAUTHORIZED EFFORTS TO SELL THE COMPANY, FLANNERY HAS ENGAGED IN ACTIVITIES WHICH MANAGEMENT BELIEVES MAY HAVE ALREADY HARMED THE COMPANY AND THE STOCKHOLDERS' INVESTMENT IN IT. By styling himself as an investment banker and unilaterally contacting as many companies as he considered to be potential buyers for the Company or its exploration and production business, without any apparent success, and especially by seeking to sell the Company to Tennessee Gas Pipeline Company ("Tennessee Gas"), Flannery interfered, in management's view, with delicate and important settlement negotiations between Tennessee Gas and the Company. Because of his interference, Tennessee Gas suspended negotiations and closed a window of opportunity to settle the matter, even as the parties were preparing formal settlement papers. Management believes that this could result in substantial damage to Tesoro.

     FLANNERY'S MEDDLING AND DISRUPTION OF TESORO'S BUSINESS MUST BE ENDED ONCE AND FOR ALL. Over the past few years, his actions have interfered with the Company's progress and forced management to deal with the distractions he has created, wasting valuable time and resources. THIS HARASSMENT MUST STOP!

     THEREFORE, THE BOARD URGES THAT STOCKHOLDERS NOT SUPPORT THE FLANNERY GROUP IN ITS ATTEMPT TO REMOVE AND REPLACE YOUR BOARD OF DIRECTORS AND URGES STOCKHOLDERS TO REVOKE ANY CONSENT THAT MAY HAVE BEEN GIVEN.

               REASONS TO REJECT THE FLANNERY GROUP'S PROPOSAL TO
                          AMEND THE COMPANY'S BY-LAWS

     THE FLANNERY GROUP'S PROPOSED AMENDMENTS TO THE COMPANY'S BY-LAWS ARE INTENDED TO FACILITATE THE PROPOSED REMOVAL AND REPLACEMENT OF THE CURRENT MEMBERS OF THE BOARD WITH THE FLANNERY GROUP'S NOMINEES. THE PROPOSED AMENDMENTS ARE NOT INTENDED TO IMPROVE CORPORATE GOVERNANCE OR OTHERWISE TO BENEFIT THE COMPANY OR ITS STOCKHOLDERS.

     The Flannery Group proposes to amend the Company's By-laws to set the number of directors of the Company at five (the number of nominees that the Flannery Group is urging stockholders to elect) (Section 2.1 of the By-laws), to provide that any vacancies on the Board that result from removal of directors by stockholders be filled only by stockholders (Section 2.2 of the By-laws), to provide that directors may be removed by written consent (Section 2.7 of the By-laws), and to provide that any By-laws adopted on or after

November 14, 1995 (the date on which the Company last made a quarterly filing with the Securities and Exchange Commission ("SEC") disclosing amendments to its By-laws), be deleted. No amendments to the Company's By-laws have been made since November 14, 1995.

     Your Board believes that the proposed amendments to the By-laws are unwise, independent of the Flannery Group's efforts to seize control of your Board. If the Flannery Group's slate is defeated, then the proposed amendments to the By-laws would not only be superfluous but also would hinder the flexibility of the Board in the future by setting a definite number of directors, by taking away the right of the Board to fill vacancies between stockholder meetings, and by preventing any amendments to the By-laws in the future.

     THEREFORE, THE BOARD URGES THAT STOCKHOLDERS NOT CONSENT TO THE PROPOSED AMENDMENTS TO THE BY-LAWS AND TO REVOKE ANY CONSENT THAT MAY HAVE BEEN GIVEN.

                                   LITIGATION

     On December 26, 1995, Messrs. Flannery, Kaufman, Washburn, Stone and Baker filed suit in the Federal District Court for the Western District of Texas, San Antonio Division (Civil Action SA95CA1298) against the Company and Bruce A. Smith, its President and Chief Executive Officer. The suit asks the court (i) to enjoin the Company and Mr. Smith from bringing legal action for wrongdoing by the plaintiffs in any other court, (ii) to declare that the Company's Shareholder Rights Plan does not apply to the Committee's efforts to solicit written consents, (iii) to declare that the Company's By-laws permit stockholders to remove directors by consent, (iv) to declare that the plaintiffs have complied with certain federal securities laws and (v) to enjoin the Company and Mr. Smith from taking any action to delay or otherwise unlawfully interfere with the Committee's efforts to solicit consents. However, the complaint contains no allegations whatsoever that either the Company or Mr. Smith has done anything to delay or otherwise unlawfully interfere with the Committee's solicitation.

     On January 8, 1996, the Company moved to dismiss the Flannery Group's complaint since it does not allege an actual case or controversy, does not allege any actual illegal conduct by the Company and otherwise improperly requests that the court make legal determinations that are not ripe for consideration. The Company also filed an answer and counterclaims which include allegations that the Flannery Group or members thereof and others have violated the federal securities laws, have disseminated false and misleading information to the Company's stockholders in an effort to take control of the Company and tortiously interfered with the business of the Company, resulting in significant harm to the Company. Among the allegations made by the Company is the allegation that Ardsley Advisory Partners ("Ardsley") is part of the Flannery Group and, as a result, the documents filed by the Flannery Group and by Ardsley with the SEC do not comply with the requirements of the law and are false and misleading. See "Security Ownership of Certain Beneficial Owners."

     Also, on January 8, 1996, the United States District Court, at the request of the Company, issued a temporary restraining order restraining the Flannery Group from taking any action in furtherance of its consent solicitation, including soliciting or attempting to solicit consents, filing or disseminating to the Company's stockholders or the public any Schedule 13D or 14A statements relating to the Company, or making any false or misleading statements regarding the Company. In connection with the request for the restraining order, the Company volunteered not to commence any judicial proceedings in any other forum that would require litigation of issues common to those before the court or to take any action unlawfully to delay or interfere with the plaintiffs' efforts to solicit written consents. On January 12, 1996, the court entered an order disqualifying counsel for the Flannery Group and subsequently extended the temporary restraining order as a result. On January 31, 1996, the court held a hearing on the Company's preliminary injunction motion. In connection therewith, the Flannery Group filed with the court a substantially revised Schedule 14A statement purporting to correct the false and misleading statements that the Company claims are in the Flannery Group's initial 14A statement. On February 1, 1996, the court dissolved the temporary restraining order and denied the motion for a preliminary injunction.

                             THE CONSENT PROCEDURE

     The record date for determination of the stockholders of the Company entitled to execute, withhold or revoke consents relating to the Flannery Solicitation is the close of business on February 24, 1996 (the "Record Date"). Under Delaware law, unrevoked consents from the holders of record of a majority of the outstanding shares of Common Stock on the Record Date are necessary for the Company's stockholders to act by written consent to (i) remove, without cause, all of the members of the current Board, (ii) elect the Committee's nominees and (iii) amend the Company's By-Laws as proposed by the Committee. As of the Record Date, there were 25,733,241 shares of Common Stock outstanding, each entitled to one vote per share.

     Under Section 228 of the Delaware General Corporation Law, all consents will expire unless valid, unrevoked consents representing a majority of the outstanding shares of Common Stock of the Company are delivered to the Company within 60 days of the earliest-dated consent. No consents have been delivered by the Committee to the Company. Accordingly, the Company does not know the start date of the 60-day period.

     A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a GREEN Revocation of Consent Card. A consent may also be revoked by delivery of a written revocation of consent to the Committee. Stockholders are urged, however, to deliver all revocations of consents to Georgeson & Company, Inc., 88 Pine Street, New York, New York 10005 (Facsimile No. 212-440-9009). The Company requests that if a revocation is instead delivered to the Committee, a photostatic copy of the revocation also be delivered to the Company, c/o Georgeson & Company, Inc., at the address set forth above, so that the Company will be aware of all revocations. Any revocation of consent may itself be revoked at any time by signing, dating and returning a subsequently dated white consent card sent to you by the Committee to the Committee, or by delivery of a written revocation of such revocation of consent to the Company or the Committee.

     The Company has in its By-laws a procedure to handle consents solicited by stockholders. As contemplated by Section 1.9 of the By-laws, the Company will retain an independent inspector of elections in connection with the Flannery Solicitation.

     Only stockholders as of the Record Date are eligible to execute, withhold or revoke consents in connection with this solicitation. Persons owning Common Stock beneficially (but not of record), such as persons whose ownership of Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GREEN revocation card on their behalf.

     If you have any questions concerning this Revocation of Consent Statement or need assistance in executing the enclosed GREEN revocation card, please contact Georgeson & Company, Inc., 88 Pine Street, New York, New York 10005 (Telephone No. 1-800-223-2064).

     Carefully review this Revocation of Consent Statement. YOUR RESPONSE IS IMPORTANT. You are urged to reject the Committee's solicitation efforts by promptly completing, signing, dating and mailing the enclosed GREEN revocation card. Your Board strongly urges you not to return any white consent cards. Please be aware that if you sign a white card but do not check any of the boxes thereon, you will be deemed to have consented to all of the Committee's proposals.

                        DIRECTOR AND OFFICER INFORMATION

INFORMATION CONCERNING DIRECTORS

     Certain information as to each current duly elected director of the Company is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and the notes thereto has been furnished to the Company by the respective directors.

                                                               SERVED AS
                                                              DIRECTOR OF
                                               AGE AT         THE COMPANY       OTHER POSITIONS AND
                                              MARCH 1,       OR PREDECESSOR           OFFICES
                 NAME(1)                        1996         COMPANIES FROM       WITH THE COMPANY
------------------------------------------  ------------     --------------     --------------------
Robert J. Caverly.........................       77               1992            Chairman of the
                                                                                      Board of
                                                                                 Directors(2)(3)(4)
Peter M. Detwiler.........................       67               1967                 (2)(3)
Steven H. Grapstein.......................       38               1992            Vice Chairman of
                                                                                    the Board of
                                                                                  Directors(4)(5)
Raymond K. Mason, Sr. ....................       69               1983
John J. McKetta, Jr. .....................       80               1980                 (3)(5)
Bruce A. Smith............................       52               1995          President and Chief
                                                                                Executive Officer(2)
Murray L. Weidenbaum......................       69               1992              (2)(3)(4)(5)

---------------

(1) Michael D. Burke resigned as a director of the Company on January 12, 1996, to focus his full time and attention on building his new business.

(2) Member of the Executive Committee (Mr. Caverly, Chairman).

(3) Member of the Compensation Committee (Mr. Detwiler, Chairman).

(4) Member of the Governance Committee (Mr. Caverly, Chairman).

(5) Member of the Audit Committee (Dr. Weidenbaum, Chairman).

                            ------------------------

     Robert J. Caverly was elected Chairman of the Board of Directors in May 1995. Mr. Caverly was Vice Chairman of the Board of Directors from February 1995 until May 1995. Mr. Caverly is a consultant and investor. For the last five years he has performed interim management assignments for various real estate development projects and has been a consultant on real estate matters to financial institutions and law firms. Mr. Caverly was a director of Contel Corporation from 1975 to March 1991. From 1972 through 1979, Mr. Caverly served in the positions of Executive Vice President of Operations, director, and member of the Executive Committee of Occidental Petroleum Corporation.

     Peter M. Detwiler is presently President and Chief Executive Officer of Pinoak Digital Corporation, a Federal Communications Commission licensed marine high speed digital communications company. Mr. Detwiler is Chairman of the Board of Detwiler & Company, Inc., a consulting company. He is the former Vice Chairman of the Board of Directors of E.F. Hutton & Company Inc. and the E.F. Hutton Group, New York, New York, a major financial firm, with which he had been associated since 1961.

     Steven H. Grapstein was elected Vice Chairman of the Board of Directors, a non-officer position, in February 1996. Mr. Grapstein has been a Vice President of Kuo Investment Company and subsidiaries, an international investment group, since September 1985. He is a director of several of the Kuo companies. Mr. Grapstein has been a Vice President of Oakville since 1989. Mr. Grapstein is also a director of Baldwin Plc., which is an entertainment and leisure-related entity. See "Security Ownership of Certain Beneficial Owners" for information regarding the securities of the Company owned by Oakville.

     Raymond K. Mason, Sr., has been Chairman of the Board of Directors of American Banks of Florida, Inc., since 1978. Mr. Mason has served as Chairman of the Board of Directors of American Security Life

Assurance Company of North Carolina ("ASLNC") and its parent, American Security Life Assurance Company of Florida ("ASLF"). During December 1990, ASLNC and ASLF voluntarily consented to administrative rehabilitation. Pursuant to administrative rehabilitation, Mr. Mason's authority as Chairman of the Board of Directors of ASLNC and ASLF was automatically suspended. Both of these companies are presently in liquidation. In connection with the liquidation of ASLNC, Mr. Mason was named as a co-defendant in a lawsuit alleging violations of federal and state RICO statutes, common law fraud and unfair and deceptive trade practices. The parties, without admitting liability, have entered into a settlement agreement which provides for cash payments to the plaintiffs, for the purchase of certain assets owned by the estate of ASLNC, for dismissal of the litigation with prejudice and for the delivery of general releases.

     John J. McKetta, Jr., is Professor Emeritus of Chemical Engineering at The University of Texas at Austin. Dr. McKetta has been associated with The University of Texas since 1946.

     Bruce A. Smith was elected President and Chief Executive Officer effective September 29, 1995. Mr. Smith was Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company from July 1995 to September 1995; Executive Vice President responsible for Exploration and Production Operations and Chief Financial Officer of the Company from September 1993 to July 1995; and Vice President and Chief Financial Officer of the Company from September 1992 to September 1993. Mr. Smith was Vice President and Treasurer of Valero Energy Corporation from 1986 to September 1992.

     Murray L. Weidenbaum is an economist and educator and is the Mallinckrodt Distinguished University Professor at Washington University in St. Louis, Missouri, where he also serves as Chairman of the University Center for the Study of American Business. He has been a faculty member at Washington University since 1964. Dr. Weidenbaum is a director of May Department Stores Company and Harbour Group, Ltd.

     No director of the Company has a family relationship with any other director or executive officer of the Company.
                            ------------------------

     The Board met ten times during fiscal year 1995. Each member of the Board attended at least 75 percent of the meetings of the Board and committees on which such directors served during fiscal year 1995. The Board has an Executive Committee and the following standing committees: Audit Committee, Compensation Committee and Governance Committee.

     The Executive Committee, between meetings of the Board and while the Board is not in session, has and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company as provided in Article III of the By-laws of the Company and has and may exercise such other powers and authority as may be lawfully delegated to such committee by the Board, including the power and authority (i) to declare a dividend on the Company's capital stock, (ii) to authorize the issuance of the Company's capital stock, (iii) to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law, and (iv) to the extent authorized in any resolution or resolutions providing for the issuance of shares of stock adopted by the Board or the Executive Committee as provided in subsection (a) of
Section 151 of the Delaware General Corporation Law, to fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series. The Executive Committee met three times during fiscal year 1995.

     The Audit Committee's primary purposes are (i) to aid the individual directors of the Board as a whole in performing and fulfilling their oversight responsibilities for financial reporting to the public; (ii) to aid in maintaining the corporate image and credibility as it relates to financial reporting; (iii) to recommend and support, with management and/or the Board, as appropriate, efforts to improve and maintain standards and procedures for financial control and quality financial reporting; (iv) to provide communication, as necessary, between the Board and control and accounting, legal, internal auditing and the external auditors; and (v) to recommend and support, with management and/or the Board, as appropriate, efforts to assure the Company's compliance with the requirements of the Foreign Corrupt Practices Act of 1977, as amended. The Audit Committee met seven times during fiscal year 1995.

     The Compensation Committee's primary purposes are (i) to review and approve all areas of senior executive compensation including but not limited to salary adjustments, cash incentive awards and stock incentives, and to review and approve the aggregate amount of all merit increases, cash incentive awards and stock incentives for the Company's other executives; (ii) to administer and interpret the Company's Amended Incentive Stock Plan of 1982 (the "1982 Plan"), the Company's Executive Long-Term Incentive Plan (the "1993 Plan") and any future incentive plans, to the extent set forth in such plans; (iii) to review Company retirement matters, consider amendments to the Company's retirement plans based on cost and benefit considerations, make recommendations to the Board in respect to such amendments and proposals, and review and approve any overall changes in retirement benefit formulas; (iv) to review new employment agreements, amendments and extensions of existing employment agreements, and to make recommendations to the Board with respect to such agreements; (v) to administer and interpret employment agreements and make recommendations to the Board with respect thereto; and (vi) to consult with the Board and review with the Board the actions of the Compensation Committee as appropriate. The Compensation Committee met seven times during fiscal year 1995.

     The Governance Committee was formed on February 6, 1996, and replaces the Nominating Committee which met one time during fiscal year 1995. The Governance Committee considers and recommends to the Board from time to time suitable candidates for membership on the Board and will consider nominees recommended by stockholders. Stockholders wishing to submit a recommendation should write to the Governance Committee. The Governance Committee also reviews and makes recommendations to the Board annually regarding (i) the organization and structure of the Board and the committees of the Board and (ii) the role and effectiveness of the Chief Executive Officer, the Board and each committee of the Board.

     In connection with the formation of the Governance Committee, the Board also approved a retirement policy and a term limits policy for directors. Under the retirement policy, a person may not stand for election if he or she would attain age 72 during the term to which he or she would be elected and all present directors, with one exception, who are 72 years or older must retire at the next annual meeting. The exception is Mr. Caverly who, for continuity purposes, has been asked to serve an additional one-year term as Chairman Emeritus and as Chairman of the Governance Committee, if elected. Under the term limits policy, no non-management director may serve more than 15 years. As a result of these policies, Dr. McKetta and Mr. Detwiler will not be eligible to stand for reelection at the next annual meeting.

                            ------------------------

COMPENSATION OF DIRECTORS

     Each member of the Board who is not an officer of the Company receives a base retainer of $18,000 per year, and an additional $2,000 for each meeting of the Board or any committee thereof attended in person, and $1,000 for each telephone meeting, including committee meetings held on the same day as a meeting of the Board. The Chairman of the Board receives $100,000 per year for his services, and Mr. Caverly, as Chairman of the Board, was granted a $50,000 cash bonus for his services in 1995. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee each receive $5,000 per year for their service in such positions. The Company provides group life insurance benefits in the amount of $100,000 and accidental death and dismemberment insurance up to a maximum of $250,000 for each of the members of the Board who are not employees of the Company. The premium for such insurance ranged from $132 to $3,420 for each of these directors during fiscal year 1995. The Company currently provides health insurance to non-employee members of the Board who are not otherwise eligible for employer-provided health insurance, on the same basis as for active employees, with the director paying his pro rata share of health insurance premiums.

     Mr. Burke, who had been a director of the Company, resigned as a director on January 12, 1996. Effective September 29, 1995, Mr. Burke terminated his employment as President and Chief Executive Officer of the Company. Pursuant to the terms of his employment agreement entered into in 1992, as amended, Mr. Burke will receive, for a period of two years following his termination as President and Chief

Executive Officer , continuing coverage and benefits comparable to all life, health and disability insurance plans which the Company from time to time makes available to its management executives and their families. Effective September 26, 1995, the Company entered into an agreement with M.D. Burke & Company, formerly M.D. Burke Enterprises, Inc., a Texas corporation solely owned by Mr. Burke ("Burke & Company"), pursuant to which Burke & Company agreed to provide consulting services to the Company from October 1, 1995, to December 31, 1996. The Company paid Burke & Company $75,000 in October 1995 and $250,000 in January 1996, in full payment for services to be rendered under this agreement. See "Executive Compensation -- Employment Contracts, Management Stability Agreement and Change-in-Control Arrangements."

     The Company has a Non-Employee Director Retirement Plan (the "Director Retirement Plan") which provides that any eligible non-employee director who elects to participate in the Director Retirement Plan and who has served on the Board for at least three full years (excluding service while a full-time employee of the Company) shall be entitled to a retirement payment beginning the later of the director's sixty-fifth birthday or such later date that the individual's service as a director ends. The Director Retirement Plan provides that the Company shall pay to such director annually a sum (the "Retirement Amount") equal to the base annual retainer fee paid to the director at the time such director ends service as a director to the Company. Such payments are to be made for a period of time equal to the aggregate length of time (the "Benefit Period") such director served on the Board (excluding any period during which the director was a full-time employee of the Company). The Company's obligation to pay the Retirement Amount terminates upon the death of the director; however, in the event of death of a director after age 65, the Company will pay an amount equal to 50 percent of the Retirement Amount to the director's spouse for the shorter of the remaining term of the Benefit Period or until the date of death of such spouse. In the event of death of a director during a year, the amount paid the surviving spouse is prorated based upon the director's date of death. If a director does not have a spouse at the time of his death, no further benefits will be paid.

     In addition to the retirement benefit provided above, if a non-employee director was the Chairman of the Board or the Chairman of any committee of the Company's Board at the time the director's service ends, the Company will pay such director a one-time payment equal to the fee paid during the prior calendar year by the Company for the director's service as Chairman of the Board and/or Chairman of any committee of the Board. In the event of the death of a director while serving as Chairman of the Board or Chairman of any committee of the Board, this payment will be made to such director's spouse, if living, otherwise such payment will be made to his estate.

     Effective April 1, 1995, the Board adopted the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan (the "Deferred Compensation Plan") pursuant to which a director electing to participate may defer between 20 percent and 100 percent of his director fees for the ensuing year, which deferred fees are credited to an interest-bearing account maintained by the Company. All payments under the Deferred Compensation Plan are the sole obligation of the Company. Upon the death of a participating director, the balance in his account under the Deferred Compensation Plan is paid to his beneficiary or beneficiaries in one lump sum. In the event of the disability, retirement or the removal or resignation prior to the death, disability or retirement of a participating director, the balance in his account will be paid to such director in ten equal annual installments. In the event of a change of control (as "change of control" is defined in the Deferred Compensation Plan), the balance in each participating director's account will be distributed to him as a lump sum within 30 days after the date of the change of control. Effective April 1, 1995, the Company also entered into an agreement with Frost National Bank of San Antonio, Texas, which established the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Trust for the sole purpose of creating a fund to provide for the payment of deferred compensation to participating directors under the Deferred Compensation Plan. As of December 31, 1995, no members of the Board were participating in the Deferred Compensation Plan.

     At the 1995 annual meeting, the Company's stockholders approved the Non-Employee Director Stock Option Plan (the "1995 Plan") which provides for automatic, non-discretionary annual stock options, exercisable at fair market value as of the date of grant, to be awarded to non-employee directors. Under the 1995 Plan, stock options with respect to 5,000 shares of the Company's Common Stock with an exercise price of $10.125 per share were awarded to each non-employee director on February 23, 1995, for an aggregate of 35,000 shares. In addition, stock options for 1,000 shares of the Company's Common Stock with an exercise price of $11.375 per share were granted to each non-employee director of the Company on the day following the annual meeting of stockholders in 1995 and stock options for 1,000 shares at an option price equal to the fair market value of the Common Stock as of the date of grant will be granted to each non-employee director following the annual meeting of stockholders in each succeeding year until February 2005 when the 1995 Plan will terminate as to the issuance of stock options. A maximum of 150,000 shares of the Company's Common Stock is reserved for issuance upon exercise of stock options granted under the 1995 Plan.

STOCK OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock reported to the Company as of February 24, 1996, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options or stock awards) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended ("Exchange Act"), for each director, the Chief Executive Officer, the other four most highly compensated officers of the Company during 1995 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of Common Stock listed.

                                                                      BENEFICIAL OWNERSHIP OF
                                                                            COMMON STOCK
                                                                      ON FEBRUARY 24, 1996(1)
                                                                  --------------------------------
                                                                   SHARES         PERCENT OF CLASS
                                                                  ---------       ----------------
Robert J. Caverly...............................................      9,000(2)          0.035
Peter M. Detwiler...............................................     14,715(2)          0.057
Steven H. Grapstein.............................................  1,528,900(2)(3)       5.940
Raymond K. Mason, Sr............................................     23,428(2)          0.091
John J. McKetta, Jr.............................................      7,565(2)          0.029
Bruce A. Smith..................................................     94,018(4)          0.364
Murray L. Weidenbaum............................................      7,000(2)          0.027
Gaylon H. Simmons...............................................    128,540(5)          0.497
James C. Reed, Jr...............................................     30,980(6)          0.120
William T. Van Kleef............................................     22,645(7)          0.088
Thomas E. Reardon...............................................     14,163(8)          0.055
All directors and executive officers as a group (13
  individuals)..................................................  1,912,383(9)          7.348

---------------
(1) The shares shown do not include 430,367 shares of the Company's Common Stock beneficially owned by Mr. Burke, who resigned as a director on January 12, 1996.

(2) The shares shown for Mr. Caverly, Mr. Detwiler, Mr. Grapstein, Mr. Mason, Dr. McKetta and Dr. Weidenbaum include 6,000 shares each which such directors had the right to acquire through the exercise of stock options on February 24, 1996, or within 60 days thereafter.

(3) The shares shown include 1,522,900 shares of the Company's Common Stock owned by Oakville. Mr. Grapstein is an officer of Oakville. As an officer, Mr. Grapstein shares voting and investment power with respect to such shares.

(4) The shares shown include 1,304 shares credited to Mr. Smith's account under the Company's Thrift Plan and 80,866 shares which Mr. Smith had the right to acquire through the exercise of stock options on February 24, 1996, or within 60 days thereafter.

(5) The shares shown include 114,200 shares which Mr. Simmons had the right to acquire through the exercise of stock options on February 24, 1996, or within 60 days thereafter.

(6) The shares shown include 733 and 88 shares credited to Mr. Reed's account under the Company's Thrift Plan and Employee Stock Ownership Plan, respectively, and 23,200 shares which Mr. Reed had the right to acquire through the exercise of stock options or stock awards on February 24, 1996, or within 60 days thereafter.

(7) The shares shown include 728 shares credited to Mr. Van Kleef's account under the Company's Thrift Plan and 14,660 shares which Mr. Van Kleef had the right to acquire through the exercise of stock options or stock awards on February 24, 1996, or within 60 days thereafter.

(8) The shares shown include 88 shares credited to Mr. Reardon's account under the Company's Employee Stock Ownership Plan and 12,741 shares which Mr. Reardon had the right to acquire through the exercise of stock options on February 24, 1996, or within 60 days thereafter.

(9) The shares shown include 2,765 shares and 352 shares credited to the accounts of executive officers and directors under the Company's Thrift Plan and Employee Stock Ownership Plan, respectively, and 311,384 shares which directors and executive officers had the right to acquire through the exercise of stock options or stock awards on February 24, 1996, or within 60 days thereafter. The shares shown also include 3,000 shares acquired in the name of an executive officer's mother with respect to which such executive officer has voting and investment power.
                            ------------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information based on filings made with the SEC as to each person or group who on February 24, 1996, beneficially owned more than 5 percent of the outstanding shares of Common Stock of the Company. The Company has sued Ardsley claiming that it is a member of the Flannery Group and has alleged that the documents filed by the Flannery Group and by Ardsley with the SEC do not comply with the requirements of the law and are false and misleading (see "Litigation" above).

                                                                            AMOUNT AND NATURE OF
                                                                            BENEFICIAL OWNERSHIP
                                                                           ----------------------
                                                                            NUMBER       PERCENT
        TITLE OF CLASS           NAME AND ADDRESS OF BENEFICIAL OWNER      OF SHARES     OF CLASS
------------------------------  ---------------------------------------    ---------     --------
Common Stock..................  Ardsley Advisory Partners(1)               2,560,000      9.948
                                646 Steamboat Road
                                Greenwich, CT 06830

Common Stock..................  Oakville, N.V.(2)                          1,522,900      5.918
                                c/o Kuo Investment Company
                                33rd Floor
                                767 Third Avenue
                                New York, NY 10017

Common Stock..................  The Stockholders' Committee for New        1,467,808      5.704
                                Management of Tesoro Petroleum
                                Corporation(3)
                                c/o Whelan Management Corp.
                                8 Holley Street
                                Lakeville, CT 06039

---------------

(1) According to a Schedule 13G, as amended, filed with the SEC, Ardsley states that it is a general partnership organized under the laws of the state of Connecticut and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the "Act"). In its Schedule 13G, Ardsley claims that, with respect to the shares of Common Stock of the Company held by Ardsley, it acts as investment advisor for the discretionary accounts of certain clients, including (i) investment partnerships for which Ardsley serves as the management company and (ii) a general partnership comprised of the same partners as Ardsley serves as general partner. By reason of the provisions of Rule 13d-3 under the Act, Ardsley is deemed to own beneficially the shares owned by the managed accounts. Each client for whose account Ardsley had purchased Common Stock has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares purchased for his account. No such client has any of the foregoing rights with respect to more than

    5 percent of the Company's Common Stock. In its Schedule 13G, Ardsley states that there is no agreement or understanding among such persons to act together for the purpose of acquiring, holding, voting or disposing of any such securities. Philip J. Hempleman, a managing partner of Ardsley, is a citizen of the United States. By virtue of Mr. Hempleman's position as managing partner of Ardsley, he may be deemed to have the shared power to vote, or direct the voting of, and the shared power to dispose, or direct the disposition of, the shares of the Company's Common Stock held by the discretionary accounts managed by Ardsley, and therefore, Mr. Hempleman may be deemed to be a beneficial owner of such shares.

    According to the Schedule 13D filed by the Flannery Group, on November 16, 1995, Whelan Management Corp. purchased from Ardsley options to acquire up to 400,000 shares of Tesoro Common Stock from Ardsley. As noted above under "Litigation," the Company has alleged that Ardsley is a member of the Flannery Group and that the documents filed by the Flannery Group and by Ardsley do not comply with the requirements of law and are false and misleading.

(2) According to Schedule 13Ds on file with the SEC, Oakville, a Netherlands Antilles corporation, is a wholly owned subsidiary of Kuo Investment Limited, a Cayman Islands corporation ("Kuo"). According to information provided to the Company by Oakville, the following persons are Oakville's directors and executive officers: (a) Peter Yun Siak Fu, President and Director of Oakville; Director and officer of Kuo; (b) Peter Chong Cheng Fu, Director and Secretary of Oakville; Director and officer of Kuo; (c) Ong Beng Seng, Vice President and Director of Oakville; Director and officer of Kuo; (d) David Song Long Ban, Treasurer and Director of Oakville; Director and officer of Kuo; (e) Steven H. Grapstein, Vice President and Director of Oakville; and (f) Holland Intertrust (Curacao) N.V., a Netherlands Antilles corporation, a Director of Oakville. Oakville reports that it has sole voting and dispositive power over its voting securities.

(3) According to the Schedule 13D filed with the SEC on December 26, 1995, by the Flannery Group, Messrs. Flannery, Baker, Kaufman, Stone and Washburn and Whelan Management Corp., the Kaufman Children's Trust, the Robert S. and Suzanne P. Washburn Revocable Trust and Robert S. Washburn, Trustee for the Robert S. Washburn Money Purchase, Pension and Profit Sharing Keogh Plan Trusts have formed a group to seek to acquire control of the Company. According to the Schedule 13D, as of the date of the filing, Whelan Management Corp. owned 140,615 shares of the Company's Common Stock and held options to acquire 200,000 additional shares; Mr. Flannery held, through a trust, 18,357 shares of Common Stock and held options to acquire 8,000 shares; Mr. Baker owned 10,000 shares of Common Stock and held options to acquire 100,000 shares; Mr. Kaufman owned 581,500 shares of Common Stock either directly or through an individual retirement account; the Kaufman Children's Trust owned 20,000 shares of Common Stock; Mr. Stone owned 46,000 shares of Common Stock and held options to acquire 110,000 shares; the Robert S. and Suzanne P. Washburn Revocable Trust owned 39,545 shares of Common Stock; and the Robert S. Washburn Money Purchase, Pension and Profit Sharing Keogh Plan Trusts owned 193,791 shares of Common Stock. In addition, Mr. Flannery's wife owned 2,500 shares of Common Stock as to which Mr. Flannery disclaimed beneficial ownership and Mr. Kaufman's wife owned 10,500 shares as to which Mr. Kaufman disclaimed beneficial ownership. Mr. Flannery has sole power to vote and direct the disposition of the shares held in the trust for his benefit, Mr. Kaufman has the sole power to vote and direct the disposition of the shares held by the Kaufman Children's Trust, Mr. Washburn shares the power to vote and direct the disposition of the shares held by the Robert S. and Suzanne P. Washburn Revocable Trust with Suzanne P. Washburn, and Mr. Washburn has the sole power to vote and direct the disposition of the shares held by the Robert S. Washburn Money Purchase, Pension and Profit Sharing Keogh Plan Trusts.
                            ------------------------

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10 percent of the Company's voting stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock or other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1995, its directors, executive officers and holders of more than 10 percent of the Company's voting stock complied with all Section 16(a) filing requirements with the following exception: Bruce A. Smith was late in filing a Form 4 covering two transactions.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table contains information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended December 31, 1995, 1994 and 1993, of Mr. Burke, who terminated his employment as President and Chief Executive Officer of the Company effective September 29, 1995, and resigned as a director of the Company on January 12, 1996, and those persons who were on December 31, 1995, (i) the Chief Executive Officer and (ii) the other four most highly compensated officers of the Company (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION                AWARDS
                                       ------------------------------  ----------------------
                                                         OTHER ANNUAL   RESTRICTED    STOCK     ALL OTHER
           NAME AND                    SALARY    BONUS   COMPENSATION     STOCK      OPTIONS   COMPENSATION
      PRINCIPAL POSITION         YEAR    ($)      ($)       ($)(1)     AWARD(S)($)   (SHARES)     ($)(2)
-------------------------------  ----  -------  -------  ------------  ------------  --------  ------------
Michael D. Burke...............  1995  347,885  184,438         --            --           --    1,821,795
                                 1994  450,000  450,000     34,121            --      209,000      238,942
                                 1993  450,002  157,500     21,911            --           --      195,190
Bruce A. Smith.................  1995  347,692  350,000         --            --      100,000      320,612
  President and Chief Executive  1994  288,462  300,000         --            --       71,000      145,946
  Officer                        1993  200,504   70,000     50,248            --           --        3,719
Gaylon H. Simmons..............  1995  300,000  118,125         --            --       47,000      307,588
  Executive Vice President,      1994  294,231  300,000      1,045            --       71,000      160,373
  Refining, Marketing and Crude  1993  244,231   87,500      8,438            --      150,000       32,308
  Supply
James C. Reed, Jr..............  1995  192,539  161,000         --            --       20,000      568,312
  Executive Vice President,      1994  173,077  175,000         --            --       26,000      185,643
  General Counsel and Secretary  1993  124,078   44,667         --            --       25,000       78,938
William T. Van Kleef...........  1995  169,635  129,000         --            --       20,000       60,962
  Senior Vice President and      1994  149,039   91,931         --            --       11,300       38,445
  Chief Financial Officer        1993  100,962   33,500         --            --       16,000        8,600
Thomas E. Reardon..............  1995  156,750   86,625         --            --       10,000      114,381
  Vice President, Human          1994  130,385   69,713         --            --       11,300      181,356
  Resources and Environmental    1993  119,037   20,910         --            --       16,000       74,840

---------------

(1) No payments were made to the named executive officers in 1995 which are reportable as Other Annual Compensation. Other Annual Compensation for 1994 reflects income tax reimbursements for Mr. Burke and Mr. Simmons. Other Annual Compensation for 1993 includes income tax reimbursements of $21,911, $8,438 and $17,800 for Mr. Burke, Mr. Simmons and Mr. Smith, respectively, and $32,448 of perquisites and other personal benefits for Mr. Smith. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10 percent of the total annual salary and bonus reported for the other named executive officers for all periods shown.

(2) All Other Compensation for 1995 includes $1,120,000 in lump-sum termination benefits for Mr. Burke; $55,261 paid to Mr. Burke for accrued and unused vacation to the date of his termination; amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan (see "Retirement Benefits" on page 17) of $642,034, $316,112, $303,088, $563,812, $56,462 and $109,881 for Mr. Burke, Mr. Smith,
    Mr. Simmons, Mr. Reed, Mr. Van Kleef and Mr. Reardon, respectively; and amounts contributed to the Company's Thrift Plan of $4,500 for each of the executive officers. All Other Compensation for 1994 includes relocation expenses of $50,383 and $1,500 for Mr. Burke and Mr. Simmons, respectively, related to their employment with the Company; amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $180,944, $153,046, $139,254, $180,417,
    $36,022 and $177,445 for Mr. Burke, Mr. Simmons, Mr. Smith, Mr. Reed, Mr. Van Kleef and Mr. Reardon, respectively; and amounts contributed to the Company's Thrift Plan of $7,615, $5,827, $6,692, $5,226, $2,423 and $3,911
    for Mr. Burke, Mr. Simmons, Mr. Smith, Mr. Reed, Mr. Van Kleef and Mr. Reardon, respectively. All Other Compensation for 1993 includes relocation expenses of $36,421 and $16,500 for Mr. Burke and Mr. Simmons, respectively; amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $153,057, $15,808, $2,104, $75,217, $8,600 and $71,269 for Mr. Burke, Mr. Simmons, Mr.
    Smith, Mr. Reed, Mr. Van Kleef and Mr. Reardon, respectively; and amounts contributed to the Company's Thrift Plan of $5,712, $1,615, $3,721 and $3,571 for Mr. Burke, Mr. Smith, Mr. Reed and Mr. Reardon, respectively.

                            ------------------------

OPTION GRANTS AND EXERCISES

     The following table sets forth information concerning individual grants of stock options pursuant to the Company's 1993 Plan during the year ended December 31, 1995, to the named executive officers. No stock appreciation rights were granted under the 1993 Plan during 1995.

                                                   OPTION GRANTS IN 1995

                                                                                              POTENTIAL
                                                                                             REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                   INDIVIDUAL GRANTS                       ANNUAL RATES OF
                                  ----------------------------------------------------          STOCK
                                              % OF TOTAL                                 PRICE APPRECIATION
                                  OPTIONS   OPTIONS GRANTED   EXERCISE OR                  FOR OPTION TERM
                                  GRANTED    TO EMPLOYEES     BASE PRICE    EXPIRATION   -------------------
              NAME                (#)(1)        IN 1995        ($/SHARE)       DATE       5%($)     10%($)
--------------------------------  -------   ---------------   -----------   ----------   -------   ---------
Michael D. Burke................       --           --              --              --        --          --
Bruce A. Smith..................  100,000         24.5            8.00        10/31/05   503,116   1,274,994
Gaylon H. Simmons...............   47,000         11.5            8.00        10/31/05   236,464     599,247
James C. Reed, Jr...............   20,000          4.9            8.00        10/31/05   100,623     254,999
William T. Van Kleef............   20,000          4.9            8.00        10/31/05   100,623     254,999
Thomas E. Reardon...............   10,000          2.5            8.00        10/31/05    50,312     127,499

---------------
(1) The options granted to the named executive officers during 1995 are exercisable in five equal annual installments beginning one year from the dates of grant. The exercise price per share of these options is the average of the high and low prices of the Company's Common Stock on the New York Stock Exchange on the dates of the grants.
                            ------------------------

AGGREGATED OPTION/SAR EXERCISES IN 1995 AND OPTION/SAR VALUES AT DECEMBER 31,
1995

     The following table reflects unexercised options to purchase shares of Common Stock and unexercised Stock Appreciation Rights ("SARs") granted to the named executive officers during fiscal year 1995 and prior years under the 1982 Plan and the 1993 Plan.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS/SARS AT               OPTIONS/SARS AT
                                SHARES                       DECEMBER 31, 1995(#)          DECEMBER 31, 1995($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Michael D. Burke............    211,045      1,767,500             --              --            --              --
Bruce A. Smith..............         --             --         80,866         190,134       313,330         219,170
Gaylon H. Simmons...........         --             --        114,200         153,800       570,000         314,375
James C. Reed, Jr...........         --             --         15,200          55,800        33,750          63,125
William T. Van Kleef........         --             --          8,660          38,640        21,600          44,900
Thomas E. Reardon...........         --             --         16,823          28,640        21,600          38,650

RETIREMENT BENEFITS

     The Company maintains a noncontributory qualified Retirement Plan which covers officers and other eligible employees. Benefits under the plan are payable on a straight life annuity basis and are based on the average monthly earnings and years of service of participating employees. Average monthly earnings used in calculating retirement benefits are primarily salary and bonus received by the participating employee during the 36 consecutive months of the last 120 months of service which produces the highest average monthly rate of earnings.

     In addition, the Company maintains an unfunded executive security plan, the Amended Executive Security Plan ("Amended Plan"), for executive officers and other key personnel selected by the Chief Executive Officer. The Amended Plan provides for a monthly retirement income payment during retirement equal to a percentage of a participant's Earnings. "Earnings" is defined under the Amended Plan to mean a participant's average monthly rate of total compensation, primarily salary and bonus earned, including performance bonuses and incentive compensation paid after December 1, 1993, in the form of stock awards of the Company's Common Stock, for the 36 consecutive calendar months which produce the highest average monthly rate of compensation for the participant. The monthly retirement benefit percentage is defined as the sum of 4 percent of Earnings for each of the first ten years of employment, plus 2 percent of Earnings for each of the next ten years of employment, plus 1 percent of Earnings for each of the next ten years of employment. The maximum percentage is 70 percent. The Amended Plan provides for the payment of the difference, if any, between (a) the total retirement income payment calculated above and (b) the sum of retirement income payments from the Company's Retirement Plan and Social Security benefits.

     The Company also maintains the Funded Executive Security Plan ("Funded Plan") which covers only persons who participate in the Amended Plan and provides participants with substantially the same after-tax benefits as the Amended Plan. Advance payments are made to the extent a participant is expected to incur a pre-retirement tax liability as a result of his participation in the Funded Plan. The Funded Plan is funded separately for each participant on an actuarially determined basis through a bank trust whose primary asset is an insurance contract providing for a guaranteed rate of return for certain periods. Amounts payable to participants from the Funded Plan reduce amounts otherwise payable under the Amended Plan.

     The following table shows the estimated annual benefits payable upon retirement under the Company's Retirement Plan, Amended Plan and the Funded Plan for employees in specified compensation and years of benefit service classifications without reference to any amount payable upon retirement under the Social Security law or any amount advanced before retirement. The estimated annual benefits shown are based upon the assumption that the plans continue in effect and that the participant receives payment for life. As of

January 1, 1996, the federal tax law generally limits maximum annual retirement benefits payable by the Retirement Plan to any employee to $120,000, adjusted annually to reflect increases in the cost of living and adjusted actuarially for retirement. However, since the Amended Plan and the Funded Plan are not qualified under Section 401 of the Internal Revenue Code, it is possible for certain retirees to receive annual benefits in excess of this tax limitation.

            HIGHEST AVERAGE                          NUMBER OF YEARS OF BENEFIT SERVICE
              ANNUAL RATE                 --------------------------------------------------------
            OF COMPENSATION                  10          15          20          25          30
----------------------------------------  --------     -------     -------     -------     -------
$ 100,000...............................  $ 40,000      50,000      60,000      65,000      70,000
$ 200,000...............................  $ 80,000     100,000     120,000     130,000     140,000
$ 300,000...............................  $120,000     150,000     180,000     195,000     210,000
$ 400,000...............................  $160,000     200,000     240,000     260,000     280,000
$ 500,000...............................  $200,000     250,000     300,000     325,000     350,000
$ 600,000...............................  $240,000     300,000     360,000     390,000     420,000
$ 700,000...............................  $280,000     350,000     420,000     455,000     490,000
$ 800,000...............................  $320,000     400,000     480,000     520,000     560,000
$ 900,000...............................  $360,000     450,000     540,000     585,000     630,000
$1,000,000..............................  $400,000     500,000     600,000     650,000     700,000
$1,100,000..............................  $440,000     550,000     660,000     715,000     770,000

     The years of benefit service as of December 31, 1995 for the named executive officers were as follows: Mr. Smith, 3 years; Mr. Simmons, 2 years; Mr. Reed, 21 years; Mr. Van Kleef, 2 years; and Mr. Reardon, 15 years.

     In addition to the retirement benefits described above, the Amended Plan provides for a pre-retirement death benefit payable over eight years of four times a participant's annual base pay as of December 1 preceding a participant's date of death, less the amount payable from the Funded Plan at the date of death. The amount payable from the Funded Plan at death is based on the actuarial value of the participant's vested accrued benefit, payable in 96 monthly installments or as a life annuity if a surviving spouse is the designated beneficiary.

EMPLOYMENT CONTRACTS, MANAGEMENT STABILITY AGREEMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Pursuant to the terms of Mr. Burke's amended employment agreement, upon his termination as President and Chief Executive Officer of the Company, Mr. Burke
(i) received a payment of $1,175,261, before withholding taxes of $346,114, as a lump-sum payment for severance and unused vacation; (ii) received two years additional service credit under the Company's Amended Plan and Funded Plan and received a lump-sum payment of $986,480, before withholding taxes of $404,950, in exchange for his interests in such plans; and (iii) was immediately vested in 409,000 of unvested stock options, and the restrictions terminated on 20,000 shares of restricted stock held by Mr. Burke. Mr. Burke will receive, for a period of two years following his termination, continuing coverage and benefits comparable to all life, health and disability insurance plans which the Company from time to time makes available to its management executives and their families. In addition, the Company paid Burke & Company, a corporation solely owned by Mr. Burke, $75,000 and $250,000 in October 1995 and January 1996, respectively, for consulting services to be performed by Burke & Company through December 31, 1996.

     Under an employment agreement dated February 16, 1996, Mr. Smith is employed until December 14, 1997, at an annual base salary of not less than $500,000. Under an employment agreement dated January 4, 1993, as amended, Mr. Simmons is employed until April 4, 1996, at an annual base salary of not less than $300,000. Under separate employment agreements, Mr. Reed and Mr. Van Kleef are employed until December 31, 1996, at annual base salaries of $230,000 and $215,000, respectively. In addition to their base salaries, each of the employment agreements for the above executives provide that the Company shall establish an annual incentive compensation plan for executive officers in which each executive shall be entitled to participate in a manner consistent with his position with the Company and the evaluations of his performance by the Board or any appropriate committee thereof. The target incentive bonus under the 1996 annual incentive compensation plan is a percentage of the respective executive officer's annual base salary and is 55 percent for Mr. Smith, 45 percent for Mr. Simmons, 40 percent for Mr. Reed and 40 percent for Mr. Van Kleef. Each of the employment agreements also provide that the executive will receive an annual amount (the "flexible perquisite amount") to cover various business-related expenses such as dues for country, luncheon or social clubs; automobile expenses; and financial and tax planning expenses. The executive may elect at any time by written notice to the Company to receive in cash any of such flexible perquisite amount which has not been paid to or on behalf of the executive. The annual flexible perquisite amount is $20,000 each for Mr. Smith, Mr. Simmons, Mr. Reed and Mr. Van Kleef. In addition, each employment agreement, other than Mr. Smith's, provides that the Company will pay on behalf of the executive up to $15,000 for an initiation fee or fees for a country, luncheon or social club or clubs and will pay directly to the executive an amount equal to 65 percent of the amount so paid on the executive's behalf to offset the applicable income tax expense to the executive. Each employment agreement also provides that the Company will pay additional initiation fees and reimburse the executive for related tax expenses to the extent the Board or a duly authorized committee thereof determines such fees are reasonable and in the best interest of the Company.

     Each of the employment agreements with Mr. Smith, Mr. Simmons, Mr. Reed and Mr. Van Kleef provides that in the event the Company should terminate such executive officer's employment without cause, if he should resign his employment for "good reason" (as "good reason" is defined in the employment agreements), or if the Company shall not have offered to such executive officer prior to the termination date of his employment agreement the opportunity to enter into a new employment agreement, with terms, in all respects, no less favorable to the executive than the terms of his current employment agreement, such executive will be paid a lump-sum payment equal to (i) two times the sum of (a) his base salary at the then current rate and (b) the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs and (ii) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. Each executive shall also receive all unpaid bonuses for the year prior to the year in which the termination occurs and shall receive
(i) for a period of two years continuing coverage and benefits comparable to all life, health and disability insurance plans which the Company from time to time makes available to its management executives and their families, (ii) a lump-sum payment equal to two times the flexible perquisites amount and (iii) two years additional service credit under the Amended Plan and the Funded Plan or successors thereto, of the Company applicable to such executive on the date of termination. All unvested stock options held by the executive on the date of the termination shall become immediately vested and all restrictions on "restricted stock" then held by the executive shall terminate.

     Each employment agreement further provides that, in the event such executive officer's employment is involuntarily terminated within two years of a change of control or if the executive officer's employment is voluntarily terminated within two years of a change of control "for good reason," as defined in each of the employment agreements, he shall be paid within ten days of such termination (i) a lump-sum payment equal to three times his base salary at the then current rate; (ii) a lump-sum payment equal to the sum of (a) three times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination; and (iii) a lump-sum payment equal to the amount of any accrued but unpaid bonuses. The Company (or its successor) shall also provide (i) for a period of three years continuing coverage and benefits comparable to all life, health and disability plans of the Company in effect at the time a change of control is deemed to have occurred; (ii) a lump-sum payment equal to three times the flexible perquisites amount; and (iii) three years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change of control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as directors, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     The Company has a Management Stability Agreement ("Stability Agreement") with Mr. Reardon which is only operative in the event of a change of control of the Company. The Stability Agreement provides that, if Mr. Reardon's employment is involuntarily terminated within two years of a change of control or if Mr. Reardon's employment is voluntarily terminated within two years of a change of control "for good reason," as defined in the Stability Agreement, he shall be paid within ten days of such termination (i) a lump-sum payment equal to two times his base salary at the then current rate and (ii) a lump-sum payment equal to the sum of (a) two times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Mr. Reardon for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Mr. Reardon for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. The Company (or its successor) shall also provide (i) for a period of two years continuing coverage and benefits comparable to all life, health and disability plans of the Company in effect at the time a change of control is deemed to have occurred, and (ii) two years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change of control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as directors, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

1994 REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company has prepared the following report regarding 1994 executive compensation which was issued in connection with the 1995 annual meeting. The Compensation Committee has not prepared its 1995 report for the 1996 annual meeting. The Compensation Committee, which is composed entirely of nonemployee directors, is responsible for all components of the Company's officer compensation programs and the aggregate cost-related aspects of non-officer compensation. The members of the Compensation Committee are Peter M. Detwiler (Chairman), Robert J. Caverly, John
J. McKetta, Jr., and Murray L. Weidenbaum. The Compensation Committee works closely with the entire Board of Directors in the execution of its duties. This report is required by rules established by the SEC and provides specific information regarding compensation for the Company's President and Chief Executive Officer and the other officers named in the Summary Compensation Table, as well as compensation information of all executive officers of the Company.

                  Executive Compensation Policy and Philosophy

     During 1994, the Compensation Committee conducted a comprehensive review of the Company's executive compensation philosophy and programs. As part of this review, the Compensation Committee adopted the National Association of Corporate Directors Blue Ribbon Commission Report on Executive Compensation as its charter. Based on this new charter, the Company's executive compensation programs have been founded on the following guiding principles.

     - Pay-for-Performance -- To this end, the Company has placed considerable emphasis on incentive compensation programs which reward executives for operating and financial performance. These incentive programs focus on both annual and long-term performance.

     - Pay Competitiveness -- The Company believes it must offer competitive total compensation opportunities in order to attract, motivate and retain executive talent. The Company's philosophy is to target the market median (50th percentile) for all elements of executive compensation over time for market median performance, but to provide upper quartile pay opportunities (through incentive pay) for outstanding performance and below market pay through reduced or lack of incentive pay for performance below expectations. The elements of compensation considered include base salary, annual incentives, long-term incentives and certain executive benefits. The Company determines competitive levels of compensation using published compensation surveys (for energy and general industry companies of comparable size to the Company as measured by revenues), information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for the 12 industry peer companies included in the Company's Total Shareholder Return Graph as the new industry peer group established for 1994. This new peer group was viewed by the Compensation Committee, and reported to the Board, as more comparable to the Company than the peer group used in past years based on certain operating and financial characteristics.

     - Alignment with Shareholders -- The Company believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company's stock price performance. As a result, a significant portion of executive compensation is provided in the form of stock options, which only provide income to executives if the Company's Common Stock price increases after the date of grant.

               Description of the Current Executive Compensation Program

     This section of the Compensation Committee's report describes each of the principal elements of the Company's executive compensation program with specific reference to the objectives discussed above.

Base Salary Program

     The Company's base salary levels are determined based on market compensation rates, each employee's performance over time and each employee's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities are paid correspondingly higher salaries. Salaries for executive officers as a group are reviewed annually considering a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. All salary increases are granted within a pay-for-performance framework, but performance criteria vary significantly by individual executive. Also, performance is assessed qualitatively and no specific weighting is attached to performance factors considered for each of the named executive officers.

     During 1994, significant salary adjustments were provided to certain of the named executive officers in order to bring their salary levels to market levels. These salary adjustments are also reflective of an assessment of outstanding performance by these individuals in effecting a turnaround in Company results (assessed qualitatively and without any formal measures or weightings of measures). After taking these increases into consideration, the Company's actual base salaries for its executive officers are generally consistent with the Company's philosophy of targeting the market median.

Annual Incentives

     The Company's annual incentive program is intended to (i) reward key employees based on Company, business unit and individual performance; (ii) motivate key employees; and (iii) provide competitive cash compensation opportunities to plan participants. As a pay-for-performance plan, incentive awards are paid annually based on the performance during the most recently completed fiscal year. For 1994, no specific performance formula was used to assess Company, business unit and individual performance. Rather, the Compensation Committee assessed performance based on a subjective review of Company and executive officer accomplishments during the year. These accomplishments included a successful equity offering, operational improvements and vastly improved total return to shareholders. These performance indicators were not weighted as part of any performance formula.

     In light of the Company's outstanding achievements, each of the top four executive officers named in the Summary Compensation Table were awarded bonuses equal to one times their year-end base salary (which was slightly different from the salary figures shown in the Summary Compensation Table because of salary increases provided to certain executives during the year).

     Mr. Van Kleef, who played a significant role in the Company's equity offering, was awarded the maximum bonus amount provided to his position level in the Company. Other executive officers of the Company (not named in the Proxy Statement) also received annual incentive awards that, in the aggregate, were above the level of incentive pay provided to executive officers of the Company in recent years because of the Company's outstanding achievements in 1994.

     The size of these incentive awards was intended to place annual incentive pay within the top quartile of the market (determined using data from the new industry peer group of companies and published survey data previously described) for 1994. Future annual incentive awards, if any, will continue to be based on the Company's absolute results as compared to both internal standards and the results of its industry peer group.

Long-Term Incentives

     The Company believes that its executive officers should have an ongoing stake in the success of the Company. The Company also believes these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance, since stock-related compensation is directly tied to shareholder value.

     As part of the comprehensive review of the Company's executive compensation in 1994, the Compensation Committee decided to use stock options as the Company's principal long-term incentive device. Stock options provide a strong tie between pay and performance, since executives only realize value from stock options if the Company's share price rises after the date of grant. All stock options in 1994 were granted at 100 percent of fair market value at the date of grant and vest at a rate of 20 percent per year over five years.

     In determining the size of stock option grants for executive officers in 1994, the Compensation Committee considered market data on typical stock option grants at the market median and market 75th percentile. Because of the Company's outstanding achievements (as described previously in the "Annual Incentives" section of this report) the Compensation Committee awarded stock options at approximately the market 75th percentile for 1994. The Compensation Committee considered the size and timing of past stock option grants in determining 1994 stock option award levels.

Other Executive Benefits and Perquisites

     The Company also provides certain benefits and perquisites to its key executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include, but are not limited to, supplemental retirement plans, change-in-control arrangements, and, for senior executive officers, a flexible perquisites program (with a dollar limit placed on perquisite expenses) and employment agreements (some of which were modified in 1994, as described elsewhere in this Proxy Statement). Levels of Company benefits and perquisites for executives were in line with median market levels.

   Discussion of 1994 Compensation for President and Chief Executive Officer

     For fiscal year 1994, the Compensation Committee made the following determinations regarding Mr. Burke's compensation.

     - Base Salary -- Mr. Burke's base salary was set at $450,000 annually on the date of his employment in 1992. The Compensation Committee did not adjust Mr. Burke's base salary in 1993 or 1994. As a result, Mr. Burke's base salary now falls slightly below the median rates obtained from the Company's current peer group and published survey data.

     - Annual Incentive Award -- Under the terms of his original employment agreement, Mr. Burke was entitled to a maximum annual incentive of 40 percent of his base salary. During 1994, Mr. Burke's employment agreement was modified by the Compensation Committee in a number of ways in order to make the structure of the agreement more closely track prevailing market practices. One of the changes made in the modification was to remove language providing a cap on Mr. Burke's annual incentive award.

       Based on the Company's outstanding results in 1994, the Compensation Committee provided Mr. Burke with an annual incentive award of $450,000 with respect to fiscal year 1994. In making this determination, the Compensation Committee considered the Company's significant increase in total shareholder return, the successful equity offering and improvements in certain operating performance areas. These factors were considered by the Compensation Committee in its discretion and were not weighted. Of this incentive award, 50 percent was paid in cash in December 1994 and 50 percent was paid in shares of the Company's Common Stock in February 1995. The stock portion of the award that was withheld until February 1995 was not paid until the Compensation Committee had the opportunity to review and approve audited financial results for the Company for 1994.

     - Stock Options -- Mr. Burke received a grant of 209,000 stock options in 1994. These stock options were granted at 100 percent of the fair market value of the Company's Common Stock on the grant date and vest at a rate of 20 percent per year over five years. The size of the stock option grant was established at approximately the market 75th percentile of the published compensation survey data collected in order (i) to recognize Mr. Burke's contributions to the Company's turnaround (e.g., improved shareholder return, the successful equity offering and certain operational improvements) and

      (ii) to place more emphasis on stock-based compensation in Mr. Burke's total compensation package. The performance sensitivity of stock options is a result of options only producing income for the recipient if the Company's stock price rises after the grant date. The Compensation Committee also considered the fact that Mr. Burke had not received any stock options since 1992 in establishing the size of his option grant.

                Policy with Respect to the $1 Million Deduction Limit

     In 1993, the U.S. Treasury Department issued regulations under Section 162(m) of the Internal Revenue Code that prevent publicly traded companies from receiving a tax deduction on non-performance based compensation to executive officers in excess of $1 million. To ensure that the Company's stock option grants qualify as performance-based compensation under the regulations, approval of an amendment to the Company's Executive Long-Term Incentive Plan is being sought at the 1995 annual meeting1. The Company's cash compensation levels for the named executive officers do not transcend the $1 million pay limit in 1994 and will most likely not be affected by the regulations in the near future. As such, no specific actions have been taken with regard to cash compensation to comply with Section 162(m) at this time.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Peter M. Detwiler, Chairman
Robert J. Caverly
John J. McKetta, Jr.
Murray L. Weidenbaum

                          SOLICITATION OF REVOCATIONS

COST AND METHOD

     The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to such solicitation (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $1,200,000, of which approximately $680,000 has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telecommunication.

     The Company has retained Georgeson & Company, Inc. ("Georgeson"), professional consent revocation solicitors, at an estimated fee of $100,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. Georgeson has advised the Company that approximately 30 employees of Georgeson will be involved in the solicitation by Georgeson on behalf of the Company.

---------------

     1 Approval was obtained at the Company's 1995 annual meeting.

PARTICIPANTS IN THE SOLICITATION

     Under applicable regulations of the SEC, each of the directors of the Company may be deemed to be a "participant" in the Company's solicitation of revocations of consent. In addition, Oakville may be deemed to be a participant. The following sets forth the business address of each director and Oakville:

Robert J. Caverly                Peter M. Detwiler
174 Ashdale Place                Detwiler & Company, Inc.
Los Angeles, California          High Stoy Farm
  90049
                                 2440 Larger Cross Road
                                 P.O. Box 360
                                 Gladstone, New Jersey 07934

Steven H. Grapstein              Raymond K. Mason, Sr.
Kuo Investment Company           c/o Annette Pritchett
33rd Floor                       1551 Atlantic Blvd.
767 Third Avenue                 Jacksonville, Florida 32207
New York, New York 10017

John J. McKetta, Jr.             Bruce A. Smith
Dept. of Chemical                Tesoro Petroleum Corporation
  Engineering
University of Texas              8700 Tesoro Drive
Austin, Texas 78712              San Antonio, Texas 78217


Murray L. Weidenbaum             Oakville, N.V.
Center for the Study of          c/o Kuo Investment Company
American Business (CSAB)         33rd Floor
Washington University            767 Third Avenue
Campus Box 1208                  New York, New York 10017
One Brookings Drive
St. Louis, Missouri 63130



     Set forth in Schedule A hereto is a listing of transactions in Common Stock by the Company's participants during the last two years. Information about the present stock ownership interest of the Company's participants is provided in "Director and Officer Information--Stock Ownership."

OTHER CONTRACTS, ARRANGEMENTS AND UNDERSTANDINGS WITH PARTICIPANTS

     Except as otherwise set forth in this Revocation of Consent Statement, to the best of the Company's knowledge, (i) no participant referred to above is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any shares of Common Stock, and (ii) neither any of the participants referred to above nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

OTHER INFORMATION AVAILABLE


     THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1995, IS BEING PREPARED AND WILL BE MAILED TO STOCKHOLDERS AS SOON AS PRACTICABLE. IN ADDITION, THE COMPANY WILL PROVIDE, UPON REQUEST DIRECTED TO TESORO PETROLEUM CORPORATION, ATTN: CORPORATE COMMUNICATIONS, 8700 TESORO DRIVE, SAN ANTONIO, TEXAS 78217, A COPY OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1994.

     We appreciate your support and encouragement.

                                          On Behalf of the Board of Directors,

                                          James C. Reed, Jr.
                                          Secretary

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   IMPORTANT

          THE BOARD OF DIRECTORS URGES YOU NOT TO RETURN ANY WHITE CONSENT CARD SOLICITED FROM YOU. If you previously returned any such consent card you have every right to change your vote. Simply sign, date and mail the enclosed GREEN Revocation of Consent Card in the postage-paid envelope provided, whether or not you previously returned the white consent card.

          If your Shares are held in "Street" name at a brokerage firm, custodian bank or other nominee and you wish to support your current Board of Directors, you must either (a) sign and date the GREEN Revocation of Consent Card and mail it in the envelope provided to you by such organization, or (b) call the person responsible for your account at that organization and instruct that person to execute and mail a GREEN Revocation of Consent Card representing your Shares.

          FOR ADDITIONAL INFORMATION OR ASSISTANCE, PLEASE CALL GEORGESON & COMPANY, INC., OUR SOLICITING AGENT, TOLL FREE AT 1-800-223-2064.
     GEORGESON & COMPANY, INC.'S ADDRESS IS 88 PINE STREET, NEW YORK, NEW
     YORK 10005.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   SCHEDULE A

     The following table sets forth all purchases and sales of the Company's securities by the participants referred to above during the last two years. Unless otherwise indicated, all transactions are in the public market.


                                                                  NUMBER OF         DATE OF
                                                               SHARES PURCHASED     PURCHASE
    NAME                                                          (OR SOLD)         OR SALE
    -----                                                      ----------------     --------
    Raymond K. Mason, Sr. ...................................         8,900          6/22/94
                                                                      5,000         10/27/95
    Bruce A. Smith...........................................             5(1)      10/12/94
                                                                          3(1)      12/12/94
                                                                        709(2)          1994
                                                                     16,783(2)       2/15/95
                                                                     (4,943)(3)      8/15/95
                                                                        446(2)          1995
    Murray L. Weidenbaum.....................................           900          11/6/95
    Oakville, N.V............................................      (127,600)         3/10/94
                                                                    (60,000)         3/11/94
                                                                     (1,000)         5/24/94
                                                                     (4,600)         5/31/94
                                                                    (53,000)         6/15/94


---------------
(1) Shares acquired in private transactions.

(2) Shares acquired through various Tesoro employee benefit and incentive stock plans.

(3) Disposition of shares in payment of withholding taxes.

                              [TESORO LETTERHEAD]




                  PROTECT YOUR SHARE OF THE TESORO TURNAROUND!

                          DO NOT LET KEVIN FLANNERY'S
                        MISCONCEPTIONS AND SELF-INTEREST
                DEPRIVE YOU OF THE POTENTIAL OF YOUR INVESTMENT!

                     DO NOT RETURN ANY WHITE CONSENT CARDS!





                                                                   March 4, 1996
Dear Fellow Shareholder:

         ON JANUARY 30, 1996, TESORO PETROLEUM CORPORATION ANNOUNCED ITS BEST FINANCIAL PERFORMANCE IN OVER A DECADE. This turnaround has been accomplished by an experienced management team that conceived and implemented a sound, realistic strategy over the past three years.

         The turnaround and the potential value of your investment, however, are now threatened. A small group of shareholders, led by Kevin Flannery, is seeking to seize control of your Company by soliciting consents to remove the current Board and replace them with their hand-picked nominees. Your Board believes that Flannery's plans, which it believes are based on misconceptions and ignorance of our businesses, are fatally flawed and reflect Flannery's desire for a multi-million dollar commission on the breakup of your Company.

         YOUR BOARD UNANIMOUSLY OPPOSES THE FLANNERY SOLICITATION AND STRONGLY URGES YOU NOT TO RETURN ANY WHITE CONSENT CARDS. INSTEAD, PLEASE SHOW YOUR SUPPORT FOR MANAGEMENT AND ITS TURNAROUND STRATEGY BY SIGNING, DATING AND RETURNING THE ENCLOSED GREEN REVOCATION OF CONSENT CARD WITH A VOTE TO REVOKE CONSENT TODAY!

         As evidenced by the enclosed letter, Oakville, N.V., one of the Company's largest shareholders, which had supported prior efforts to remove certain directors, now fully supports Tesoro's management team and its current program. Steven H. Grapstein, Vice Chairman of the Company's Board of Directors, is a director and vice president of Oakville, N.V.

THE TESORO TURNAROUND:    [ ]   RESURGENT OPERATING PROFITS
                          [ ]   INCREASED STOCK PRICE
                          [ ]   SHARPLY REDUCED DEBT
                          [ ]   IMPROVED CORPORATE GOVERNANCE

         The fruits of our turnaround strategy are becoming more and more apparent and hold the potential to significantly improve future performance. ENCLOSED WITH THIS LETTER ARE GRAPHS WHICH DEMONSTRATE OUR SUCCESS SINCE 1992:
OPERATING PROFIT INCREASED TENFOLD; STOCK PRICE NEARLY TRIPLED; AND TOTAL DEBT WAS CUT BY OVER $100 MILLION, OR 40 PERCENT.

         Financial restructuring has been an important component of the turnaround. Our efforts to reorganize the Company, restructure its finances and reduce debt and costs will continue.

         Our turnaround strategy has also placed each of our three businesses on a course to improve profits and future prospects:

         o Our Exploration and Production operations ACHIEVED OUTSTANDING OPERATING PROFITS during the last three years and continue to develop existing properties and explore for reserves WITH EXCELLENT SUCCESS RATES AT LOW COSTS;

         o The Refining and Marketing operations have been improved by shifting production to HIGHER-MARGIN PRODUCTS AND EXPANDING OUR MARKETING EFFORTS;

         o The Oil Field Supply and Distribution operations have been restructured by streamlining core operations and by selling unprofitable land-based operations. In addition, the Company has recently acquired Coastwide Energy Services, Inc. Management believes that the combining of Coastwide with the Company's existing oil field supply and distribution operations will generate significantly improved results from these operations in the future.

         To help our strategy continue to produce shareholder value, management commenced a study of corporate governance guidelines in early December 1995.
As a result of this study and the recommendations of management, your Board recently adopted corporate governance guidelines designed to further the responsiveness of the Board to the shareholders.

THE FLANNERY GROUP'S PLAN:        [ ]     MISCONCEPTIONS
                                  [ ]     IGNORANCE
                                  [ ]     SELF INTEREST

         Your Board believes that the arguments set forth by the Flannery Group are SERIOUSLY FLAWED AND MISLEADING and that the Flannery Group's proposed agenda for the Company is totally unrealistic, IS BASED UPON MISCONCEPTIONS AND IGNORANCE OF TESORO'S BUSINESS AND OUR INDUSTRY and has little bearing on the real choices facing Tesoro. Worse, Mr. Flannery--who has already led two unsuccessful attempts to take over Tesoro--appears to be motivated by self-interest at the expense of the other Tesoro stockholders.

         Simply compare the Flannery Plan to Tesoro's reality:

FLANNERY PLAN:
Divest the Alaska refinery

         TESORO REALITY:
         -----------------------------------------------------------------------

         This is not the time to sell the refinery. The industry cycle is at a low point and any sale now of the Alaska refinery would, management believes, only result in a fire-sale price.

         Many refineries that have been put up for sale by other companies have either been withdrawn from the market or shut down.

         A sale at current market prices would almost certainly not cover the refinery's $90 million in debt or the environmental clean-up costs, let alone leave excess funds to pay other debt.

         A sale at current market prices would also wipe out the value gained by recent improvements in the refinery operations and would prevent shareholders from participating in the cyclical turnaround expected by analysts and industry experts.

FLANNERY PLAN:
Reduce or refinance high cost debt.

         TESORO REALITY:
         -----------------------------------------------------------------------

         Total debt has already been reduced by 40%, over $100 million, since 1992.

         As part of its debt reduction program, Tesoro recently redeemed $34.6 million of its 12-3/4% subordinated debentures.

         Without an improvement in our credit rating, the costs associated with a refinancing would, management believes, more than offset any interest savings.

         Tesoro has been in discussions since fall 1995 on restructuring and refinancing our $79 million debt with the State of Alaska.

         Unlike your Board, the individuals who comprise the Flannery Group are not corporate builders or creators of shareholder value. Their goal appears to be to dismantle the Company or auction it off to the highest bidder. MOREOVER, AS KEVIN FLANNERY WAS FORCED TO REVEAL IN A DEPOSITION UNDER OATH, IN PREVIOUS UNAUTHORIZED ATTEMPTS TO SELL YOUR COMPANY, IT WAS HIS EXPECTATION THAT HE WOULD RECEIVE A MULTI-MILLION DOLLAR COMMISSION FOR BREAKING UP YOUR COMPANY.

         THE BOARD URGES YOU NOT TO SUPPORT THE FLANNERY GROUP IN ITS ATTEMPT TO REMOVE AND REPLACE YOUR BOARD OF DIRECTORS AND URGES YOU TO REVOKE ANY WHITE CONSENT CARD THAT MAY HAVE BEEN GIVEN.

         If you have previously returned a white consent card, you have every right to change your mind and REVOKE YOUR CONSENT BY SIGNING, DATING AND RETURNING THE ACCOMPANYING GREEN REVOCATION OF CONSENT CARD, using the enclosed postage-paid envelope. Even if you have not previously signed or returned a white consent card to the Flannery Group, you may sign and return a GREEN revocation of consent card to the Company, which will have no legal effect but would assist us in monitoring the progress of the Flannery Group's consent solicitation.

         REMEMBER: THIS ATTEMPT TO TAKE OVER TESORO, THE BOARD BELIEVES, WOULD DEPRIVE THE STOCKHOLDERS OF THE OPPORTUNITY TO BENEFIT FROM THE PROGRESS NOW UNDERWAY AT TESORO.

                                           Thank you for your support,



                                           Bruce A. Smith
                                           President and Chief Executive Officer


                    If your shares of Common Stock are held
                    in the name of a bank or brokerage firm, only that firm can execute a revocation of consent on your behalf.

        Please contact the person responsible for your account and give instructions for a GREEN  revocation of consent card
                   to be voted REVOKING CONSENT on all items.

        If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                            GEORGESON & COMPANY INC.
                           TOLL FREE:  1-800-223-2064
                      BANKS & BROKERS CALL:  212-440-9800

               INTERNET: World Wide Web http:\\www.georgeson.com

                                 OAKVILLE, N.V.
                                767 Third Avenue
                               New York, NY 10017

February 21, 1996

Mr. Bruce A. Smith
Tesoro Petroleum Corporation
8700 Tesoro Drive
San Antonio, TX 78217

Dear Bruce:

I am writing to you as director and on behalf of Oakville, N.V., an affiliate of Kuo Investment Limited, Tesoro's second largest shareholder with a holding of approximately 6%.

As I have discussed with you, we are pleased with the turnaround that has been underway at the company, which has begun to show very satisfying results. We believe that implementing management's current strategy is the best one for Tesoro's shareholders and will lead to further improvements. We are also pleased with certain governance changes which have recently been implemented by the Board.

As a result of all these positive developments at the company, we have decided to fully support Tesoro's management in opposing the consent solicitation of the dissident group led by Kevin Flannery of Whelan Management nor will we support Flannery or his candidates at the next Annual Meeting. In the past two elections, Oakville N.V. has voted for some of Mr. Flannery's nominees in an effort to bring change to Tesoro's Board of Directors. However, we believe that the proposed governance policies, director succession plans, management changes and current strategy are moving Tesoro on a path which is in the best interest of all shareholders. We are encouraged by these positive trends and urge all shareholders who have supported the dissidents in the past to join us in support of management in its efforts to continue with its current program.

You may provide a copy of this letter to the company's shareholders to show our support and you may refer to this letter in connection with information sent to Tesoro's shareholders, including any consent solicitation material.

Sincerely yours,



Steven H. Grapstein, Director
         Oakville N.V.

                        The Tesoro Turnaround Since 1992
                                   The Facts


                          Operating Profit Has Soared


                                    [CHART]

Millions ($)

12/31/92                  9.5
12/31/93                 52.3
12/31/94                 64.4
12/31/95                105.9


                          Stock Price Has Nearly Tripled

                                    [CHART]

12/31/92               $3

12/31/93               $5.5

12/31/94               $9.25

12/31/95               $8.63

2/23/96                $8.63


                           Total Debt Reduced by 40%
       (Long-Term Debt, Other Obligations and Redeemable Preferred Stock)

                                    [CHART]

Millions ($)

12/31/92               273.443
12/31/93               263.523
12/31/94               199.614
12/31/95               164.48

--------------------------------------------------------------------------------

                             REVOCATION OF CONSENT
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          TESORO PETROLEUM CORPORATION

   The undersigned, a holder of shares of Common Stock, par value $.16 2/3 per share (the "Common Stock"), of Tesoro Petroleum Corporation (the "Company"), acting with respect to all the shares of Common Stock held by the undersigned at the close of business on February 24, 1996, hereby acts as follows concerning the proposals of The Stockholders' Committee for New Management of Tesoro Petroleum Corporation (the "Committee") set forth below:

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY URGES YOU TO EXECUTE THE "YES, REVOKE MY CONSENT" BOX FOR PROPOSALS NO. 1.A., 1.B, 1.C, 1.D, 2 AND 3.

PROPOSAL NO. 1.A OF THE COMMITTEE OF CERTAIN STOCKHOLDERS

   Resolution to amend Section 2.1 of Article II of the By-laws to reduce the number of directors to five unless and until changed by resolution of the Board of Directors.
         / / YES, REVOKE MY CONSENT   / / NO, DO NOT REVOKE MY CONSENT

PROPOSAL NO. 1.B OF THE COMMITTEE OF CERTAIN STOCKHOLDERS

   Resolution to amend Section 2.2 of Article II of the By-laws to require that any vacancies created by removal of directors be filled only by stockholder action, and that other vacancies be filled by remaining directors.

         / / YES, REVOKE MY CONSENT   / / NO, DO NOT REVOKE MY CONSENT

PROPOSAL NO. 1.C OF THE COMMITTEE OF CERTAIN STOCKHOLDERS

   Resolution to amend Section 2.7 of Article II of the By-laws to provide that directors may be removed at any meeting or by written consent of a majority of the stockholders.

         / / YES, REVOKE MY CONSENT   / / NO, DO NOT REVOKE MY CONSENT

PROPOSAL NO. 1.D OF THE COMMITTEE OF CERTAIN STOCKHOLDERS

   Resolution to delete any provision of the By-laws, or any amendment to the By-laws, adopted on or after November 14, 1995.

         / / YES, REVOKE MY CONSENT   / / NO, DO NOT REVOKE MY CONSENT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROPOSAL NO. 2 OF THE COMMITTEE OF CERTAIN STOCKHOLDERS

   Resolution to remove all incumbent directors without cause.

         / / YES, REVOKE MY CONSENT   / / NO, DO NOT REVOKE MY CONSENT

PROPOSAL NO. 3 OF THE COMMITTEE OF CERTAIN STOCKHOLDERS

   Resolution to elect George F. Baker, Gale L. Galloway, Alan Kaufman, James H. Stone and Douglas Thompson as directors.
         / / YES, REVOKE MY CONSENT   / / NO, DO NOT REVOKE MY CONSENT

INSTRUCTIONS: IF YOU WANT TO REVOKE YOUR CONSENT FOR FEWER THAN ALL OF THE
              CANDIDATES, CHECK THE "YES, REVOKE MY CONSENT" BOX BUT WRITE THE NAMES OF THE PERSONS AS TO WHICH CONSENT IS NOT REVOKED IN THE FOLLOWING SPACE:

--------------------------------------------------------------------------------

   IF YOU WISH TO SUPPORT CURRENT MANAGEMENT, PLEASE MARK ALL THE "YES, REVOKE MY CONSENT" BOXES.

   UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO ANY OR ALL OF THE PROPOSALS SET FORTH HEREIN.

   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE REVOCATION OF CONSENT STATEMENT OF THE COMPANY, DATED MARCH 4, 1996, IN OPPOSITION TO THE SOLICITATION OF THE COMMITTEE. UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

                                          Dated:-------------------------, 1996

                                          --------------------------------------
                                          Signature (Title, if any)

                                          --------------------------------------
                                          Signature, if held jointly

                                          PLEASE SIGN EXACTLY AS YOUR NAME
                                          APPEARS HEREON. PERSONS SIGNING AS
                                          EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                          ETC. GIVE FULL TITLE AS SUCH. JOINT
                                          OWNERS SHOULD BOTH SIGN.
--------------------------------------------------------------------------------